Certain Factors that May Affect Future Results, Financial Condition and the Market Price of Securities

 Need for Substantial Additional Funds. The Company had approximately $11.5 million of unrestricted cash and marketable securities at March 31, 1999. The Company may be required to seek additional financing in the future to continue operations during such period in the event of cost overruns, unanticipated expenses, a determination to pursue additional research projects, or the failure to receive funds anticipated from other sources. The Company will require substantial additional funds to finance its business activities on an ongoing basis. The Company's actual future capital requirements will depend on numerous factors, including, but not limited to, costs associated with technologies and products which it may license from third parties, progress in its research and development programs, including preclinical and clinical trials, costs of filing and prosecuting patent applications and, if necessary, enforcing issued patents or obtaining additional licenses to patents, competing technological and market developments, the cost and timing of regulatory approvals, the ability of the Company to establish collaborative relationships, and the cost of establishing manufacturing, sales and marketing capabilities. The Company has no current commitment to obtain other additional funds and is unable to state the amount or potential source of any other additional funds. Because of the Company's potential long-term capital requirements, it may undertake additional equity offerings whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. There can be no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on reasonable terms. Any such additional funding may result in significant dilution to existing stockholders. If adequate funds are not available, the Company may be required to accept unfavorable alternatives, including (i) the delay, reduction or elimination of research and development programs, capital expenditures, and marketing and other operating expenses, (ii) arrangements with collaborative partners that may require the Company to relinquish material rights to its products that it would not otherwise relinquish, or (iii) a merger of the Company or a sale of the Company or its assets.

 Early Stage of Development. The Company is a development stage enterprise and expects no significant revenue from the sale of products in the near future. The Company's proprietary immunomodulator, ImmTher(R), has completed some Phase II clinical trials for cancer with limited response in gross metastatic disease. The Company initiated new randomized Phase II clinical trials for ImmTher(R) in treating micro-metastasis in pediatric sarcomas with M.D. Anderson Cancer Center in Houston and Memorial Sloan-Kettering Cancer Center in New York City. ImmTher(R) received FDA Orphan drug designations for Ewings sarcoma and osteosarcoma, the most prevalent bone cancers in children and young adults. Additionally, the Company's second cancer drug, POH, has completed several Phase I trials as an anti-cancer drug at the University of Wisconsin-Madison and with the Eastern Cooperative Oncology Group, and has initiated five Phase II trials in breast, ovarian, Prostate, pancreatic and colorectal cancers, all sponsored by the National Cancer Institute. Furthermore, the Company initiated development of other monoterpene based cancer agents via a sponsored research agreement with the University of Wisconsin-Madison. The Company's oral delivery technology is in the preclinical development stage. As a result, the Company must be evaluated in light of the problems, delays, uncertainties and complications encountered in connection with early-stage biopharmaceutical development. These risks include, but are not limited to, the possibilities that any or all of the Company's potential products will be found to be ineffective or toxic, or fail to receive necessary regulatory clearances in the United States or abroad. To achieve profitable operations, the Company must successfully develop, obtain regulatory approval for, introduce and successfully market through a larger pharmaceutical partner, at a profit, products that are currently in the research and development phase. The Company is currently not profitable. No assurance can be given that the Company's research and development efforts will be successful, that required regulatory approvals will be obtained, that any of the Company's proposed products will be safe and effective, that any such products, if developed and introduced, will be successfully marketed or achieve market acceptance, or that such products can be marketed at prices that will allow profitability to be achieved or sustained. Failure of the Company to successfully develop, obtain regulatory approval for, and introduce and market its products under development would have a material adverse effect on the business, financial condition and results of operations of the Company.

 History of Losses; Uncertainty of Future Financial Results. The Company has experienced significant operating losses since its inception, has a significant accumulated deficit, and expects to incur losses for the next several years. The amount of net losses may vary significantly from year-to-year and quarter-to-quarter and depend on, among other factors, the success of the Company in securing collaborative partners and the progress of research and preclinical and clinical development programs. The Company's ability to attain profitability will depend, among other things, on successfully completing development of product candidates, obtaining regulatory approvals, establishing manufacturing, sales and marketing capabilities, and obtaining sufficient funds to finance its activities. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained.

 Dependence on Elan Joint Ventures. The Company's strategy for research, development and commercialization of certain of its products is to rely in part upon various arrangements with corporate partners. As a result, the Company's products are dependent in large part upon the subsequent success of such third parties in performing preclinical studies and clinical trials, obtaining regulatory approvals, manufacturing and marketing. In January 1998, the Company entered into a joint venture with Elan for the exclusive research, development and commercialization of oral and mucosal prophylactic and therapeutic vaccines. In October 1998, the Company entered into a second joint venture with Elan for the exclusive research, development and commercialization of products using Elan's Medipad(R) drug delivery system for two undisclosed drugs. In connection with the two joint ventures, the Company is obligated to fund each joint venture's research and development activities in an amount up to approximately $1.5 million during the first year of each joint venture and in proportion to its ownership interest in each joint venture thereafter. In the event the Company does not have sufficient resources to meet its funding obligations under the two joint ventures as well as other ongoing research and development activities of the Company, the Company's funding obligations under the two joint ventures could have a material adverse effect on the Company's business, financial condition or results of operations. The Company intends to pursue additional collaborations in the future. There can be no assurance that the Company will be able to negotiate additional acceptable collaborative arrangements or that such arrangements will be successful. No assurance can be given that the Company's collaborative partners will be able to obtain FDA approval for any licensed compounds, that any such licensed compounds, if so approved, will be able to be commercialized successfully, or that the Company will realize any revenues pursuant to such arrangements. Although the Company believes that parties to collaborative arrangements generally have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources which they devote to these activities are not within the Company's control. There can be no assurance that parties will perform their obligations as expected or that current or potential collaborators will not pursue treatments for other diseases or seek alternative means of developing treatments for diseases targeted by collaborative programs with the Company or that any additional revenues will be derived from such arrangements. If any collaborative partner breaches or terminates its agreement with the Company or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaboration agreement may be delayed, the Company may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional resources to development or commercialization, or development or commercialization could be terminated. The termination or cancellation of collaborative arrangements could also adversely effect the Company's financial condition, intellectual property position and results of operations. In addition, disagreements between collaborators and the Company have in the past and could in the future lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in legal process or arbitration for resolution. These consequences could be time consuming and expensive, and could have a material adverse effect on the Company's business, financial condition or results of operations.

 Limited Experience and Dependence on Third Parties for Completion of Clinical Trials, Manufacturing, and Marketing. The Company has no experience with government approvals or marketing of pharmaceutical products and has limited experience with clinical testing and manufacturing. The Company may form alliances with established pharmaceutical companies for the testing, manufacturing, marketing, and regulatory approval of its products. There can be no assurance that the Company will be successful in forming such alliances or that the Company's partners will devote adequate resources to, and successfully market, the Company's products. If the Company instead performs such tasks itself, it will be required to develop internal expertise or contract with third parties to perform these tasks. This will place increased demand on the Company's resources, requiring the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could materially adversely affect prospects for the Company's success. All of the Company's scientific and clinical advisors are employed by others and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company.

 Reliance on Patents and Other Proprietary Rights. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's success will depend, in part, on its ability to obtain protection for its products and technologies under United States and foreign patent laws and other intellectual property laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that the research conducted by or on behalf of the Company will result in any patentable technology or products. Even if patents are obtainable, the procedure for obtaining patents is expensive, time consuming and can be subject to lengthy litigation. No assurance can be given that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. There can be no assurance that the Company's patent applications will be approved, that the Company will develop additional products that are patentable, that any issued patent will provide the Company with any competitive advantage or adequate protection for its inventions or will not be challenged by others, or that the patents of others will not have an adverse effect on the ability of the Company to do business. Competitors may have filed applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or design around any patented products developed by the Company. Moreover, it is possible, with respect to some patentable items, that the Company may conclude that better protection would be afforded by not seeking patents. Although the Company has endeavored, and will continue to endeavor, to prevent disclosure of any confidential information by adopting a policy to bind its scientific advisors and scientific and management employees and consultants by confidentiality agreements. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, or that the Company can effectively protect its rights to its unpatented trade secrets. Any such discovery or disclosure would likely have an adverse effect on the Company.

 The Company currently has several patents issued and patent applications pending in the United States and foreign countries. Although the Company intends to apply for additional patents, there can be no assurance that the Company will obtain patents either under the pending applications or any future applications or that any of its existing or future patent will provide effective protection against competitive products. If patent or other proprietary rights cannot be obtained and maintained by the Company, its products may face significantly increased competition.

 The application of patent law to the area of biotechnology is relatively new and has resulted in considerable litigation. The ability of the Company to obtain patents, licenses and similar rights and the nature, extent and enforceability of the intellectual property rights, if any, that are obtained as a result of its research programs involve complex legal and factual issues. For example, the Company is dependent upon its license of oral delivery technology from MIT, its license of Perillyl alcohol from the Wisconsin Alumni Research Foundation and licenses from Elan in connection with the Company's two joint ventures with Elan. No assurance can be given that the technology underlying such licenses will be profitable, or that the Company will retain its license for such technologies or that the Company will obtain patent protection outside the United States. The issues are more significant with respect to any product based upon natural substances, for which available patent protection may be limited due to the prior use or reported utility of such products (or their natural sources) to treat various disorders or diseases. There can be no assurance as to the degree of protection that proprietary rights, when and if established, will afford the Company. To the extent that the Company relies on trade secret protection and confidentiality agreements to protect technology, there can be no assurance that others will not independently develop similar technology, or otherwise obtain access to the Company's findings or research materials embodying those findings.

 There is also a substantial risk in the rapidly developing biotechnology industry that patents and other intellectual property rights held by the Company could be infringed by others or that products developed by the Company or their method of manufacture could be covered by patents owned by other companies. To the extent that any infringement should occur with respect to any patents issued to the Company or licenses granted to the Company, or if the Company is alleged to have infringed on patents or licenses held by others, the Company could be faced with the expensive prospect of litigating such claims; if the Company were to have insufficient funds on hand to finance its litigation, it might be forced to negotiate a license with such other parties or to otherwise resolve such a dispute on terms less favorable to the Company than could result from successful litigation.

 Uncertainty of Clinical Trials and Results. The results of clinical trials and preclinical testing for the Company's products are subject to varying interpretations. Furthermore, studies conducted with alternative designs or on alternative populations could produce results that vary from those expected. Therefore, there can be no assurance that the results or the Company's interpretation of them will be accepted by governmental regulators or the medical community. Even if the development of the Company's products in the preclinical phase advances to the clinical stage, there can be no assurance that they will prove to be safe and effective. The products that are successfully developed, if any, will be subject to requisite regulatory approval prior to their commercial sale, and the approval, if obtainable, may take several years. Generally, only a very small percentage of the number of new pharmaceutical products initially developed is approved for sale. Even if new products are approved for sale, there can be no assurance that they will be commercially successful. The Company may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which may be beyond the Company's financial and technical capacity to solve. The failure to address such problems adequately could have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that the Company will succeed in the development and marketing of any new drug products, or that they will not be rendered obsolete by products of competitors.

 Uncertainty of Health Care Reform Measures. Federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the health care systems in the United States and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere. Significant changes in the health care system in the United States or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such proposals and changes could have a material adverse effect on the Company's ability to raise capital. Furthermore, the Company's ability to commercialize its potential products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective corporate partners with respect to certain of the Company's proposed products.

 Uncertain Extent of Price Flexibility and Third-Party Reimbursement. The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third party payers are increasingly challenging the prices charged for medical products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care providers are instituting could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

 Government Regulation; Need for FDA and Other Regulatory Approval. Prior to marketing, each of the Company's products must undergo an extensive regulatory approval process conducted by the U.S. Food and Drug Administration (the "FDA") and applicable agencies in other countries. The process, which focuses on safety and efficacy and includes a review by the FDA of preclinical testing and clinical trials and investigating as to whether good laboratory and clinical practices were maintained during testing, takes many years and requires the expenditure of substantial resources. The Company is, and will be dependent on the external laboratories and medical institutions conducting its preclinical testing and clinical trials to maintain both good laboratory practices established by the FDA and good clinical practices. Data obtained from pre-clinical and clinical testing are subject to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in FDA policy for drug approval during the period of development and by the requirement for regulatory review of each submitted Product License Approval or New Drug Application. There can be no assurance that, even after such time and expenditures, regulatory approval will be obtained for any of the Company's product candidates. Moreover, such approval may entail significant limitations on the indicated uses for which a drug may be marketed. Even if such regulatory approval is obtained, a marketed therapeutic product and its manufacturer are subject to continual regulatory review, and later discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturing, including withdrawal of such product from the market. Change in the manufacturing procedures used by the Company for any of the Company's approved drugs are subject to FDA review, which could have an adverse effect upon the Company's ability to continue the commercialization or sale of a drug. The process of obtaining FDA and foreign regulatory approval is costly and time consuming, and there can be no assurance that any product that the Company may develop will be deemed to be safe and effective by the FDA. The Company will not be permitted to market any product it may develop in any jurisdiction in which the product does not receive regulatory approval.

 The Company is also subject to various foreign, federal, state and local laws, regulations and recommendations (collectively "Governmental Regulations") relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use, manufacture, storage, handling and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research and development work and manufacturing processes. Although the Company believes it is in compliance with all other Governmental Regulations in all material respects there can be no assurance that the Company will not be required to incur significant costs to comply with Governmental Regulations in the future.

 Competition; Technological Change. There is substantial competition in the pharmaceutical field in general and in vaccine development and liposomal formulation in particular. The Company's competitors include companies with financial resources, and licensing, research and development staffs and facilities substantially greater than those of the Company. Competitors in the vaccine development field include major pharmaceutical companies, specialized biotechnology firms, universities and governmental agencies, including American Home Products, the Merck Company, SmithKline Beecham, MedImmune, Aviron and Chiron. Competitors in the liposomal formulation field include The Liposome Company, NexStar and Sequus. Competitors in the field of the oral delivery of drugs include Emisphere, which has recently completed Phase II trials for oral heparin and in preclinical development with oral hormones, and Cortecs, which has several products in clinical development. Additionally there are numerous major pharmaceutical companies and biotech companies developing new cancer therapies. Many competitors have greater experience than the Company in undertaking preclinical testing and clinical trials and obtaining FDA and other regulatory approvals. There can be no assurance that the Company's competitors will not succeed in developing similar technologies and products more rapidly than the Company and that these technologies and products will not be more effective than any of those that are being or will be developed by the Company, or that such competitors' technologies and products will not render the Company's technologies and products obsolete or noncompetitive.

 Manufacturing and Marketing Capabilities. The Company does not now have, and probably will not have in the foreseeable future, the resources to manufacture or directly market on a large commercial scale any products which it may develop. In connection with the Company's research and development activities, it will seek to enter into collaborative arrangements with pharmaceutical companies to assist in funding development costs, including the costs of clinical testing necessary to obtain regulatory approvals. It is expected that these entities will also be responsible for commercial scale manufacturing which must be in compliance with applicable FDA regulations. The Company anticipates that such arrangements may involve the grant by the Company of the exclusive or semi-exclusive right to sell specific products to specified market segments in particular geographic territories in exchange for a royalty, joint venture, future co-marketing or other financial interest. The Company believes that these arrangements will be more effective in promoting and distributing therapeutic products in the United States in view of the Company's limited resources and the extensive marketing networks and large advertising budgets of large pharmaceutical companies. To date, the Company has not entered into any collaborative marketing agreements or distributorship arrangements for any of its proposed products and there can be no assurance that the Company will be able to enter into any such arrangements on favorable terms or at all. The Company may ultimately determine to establish its own manufacturing and/or marketing capability, at least for certain products, in which case it will require substantial additional funds and personnel.

 Use of Hazardous Materials; Environmental Matters. The Company's research and development involves the controlled use of small quantities of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, nor that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

 Product Liability Exposure; Limited Insurance Coverage. The testing and marketing of pharmaceutical products entails an inherent risk of exposure to product liability claims from adverse effects of products. The Company has insurance with limits of liability to $10.0 million for each claim from $1.0 million, and to $10.0 million in the aggregate. There is no assurance that current or future policy limits will be sufficient to cover all possible liabilities. Further, there can be no assurance that adequate product liability insurance will continue to be available in the future or that it can be maintained at reasonable costs to the Company. In the event of a successful product liability claim against the Company, lack or insufficiency of insurance coverage could have an adverse effect on the Company.

 Dependence on Key Personnel and Scientific Advisors; Evolution of Management. The Company is dependent on the principal members of its management and scientific staff, the loss of whose services could impede the achievement of development objectives. Furthermore, as the Company's focus evolves, the Company's need for certain skills may diminish and the need for other skills may arise. Thus, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success and may lead to further evolution of the Company's management. Although the Company believes it will be successful in attracting and retaining skilled and experienced scientific personnel, there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms given the competition among numerous pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists and managers.

 The Company's scientific advisors are employed on a full-time basis by unrelated employers and some have one or more consulting or other advisory arrangements with other entities which at times may conflict with their obligations to the Company. Inventions or processes discovered by such persons, other than those to which the Company's licenses relate, or those for which the Company is able to acquire licenses, or those that were invented while performing consulting services under contract to the Company, will most likely not become the property of the Company, but will remain the property of such persons or such persons' full-time employers. Failure to obtain needed patents, licenses or proprietary information held by others could have a material adverse effect on the Company's business, financial condition or results of operations.

 Limited Personnel; Dependence on Contractors. As of May 1, 1999, the Company had nineteen full-time employees. With the exception of these employees, the Company relies, and for the foreseeable future will rely, on certain independent organizations, advisors and consultants to provide certain services with regard to clinical research. There can be no assurance that their services will continue to be available to the Company on a timely basis when needed, or that the Company could find qualified replacements. The Company's advisors and consultants generally sign agreements that provide for confidentiality of the Company's proprietary information. However, there can be no assurance that the Company will be able to maintain the confidentiality of the Company's technology, the dissemination of which could have a material adverse effect on the Company's business, financial condition or results of operations.

 Conducting Business Abroad. Although the Company conducts limited business outside the United States, it is in discussions with potential strategic partners for the in-licensing and out-licensing of technology and the development and marketing of its products. No assurance can be given that the Company will be able to establish arrangements covering foreign countries, that the necessary foreign regulatory approvals for its product candidates will be obtained, that foreign patent coverage will be available or that the development and marketing of its products through such licenses, joint ventures or other arrangements will be commercially successful. The Company may also have greater difficulty obtaining proprietary protection for its products and technologies outside the United States rather than in it, and enforcing its rights in foreign courts rather than in United States courts.

 Limited Availability of Net Operating Loss Carryforwards. For Federal income tax purposes, net operating loss and tax credit carryforwards as of December 31, 1998 are approximately $10.1 million and $541,000, respectively. These carryforwards will expire beginning in 2007 through 2017. Additionally, the Tax Reform Act of 1986 provides for a limitation on the use of net operating loss and tax credit carryforwards following certain ownership changes. Future issuances of common and preferred stock may restrict severely the Company's ability to utilize its net operating losses and tax credits. Also, because U.S. tax laws limit the time during which net operating loss and tax credit carryforwards may be applied against future taxable income tax liabilities, the Company may not be able to fully utilize its net operating loss and tax credits for federal income tax purposes.

 Potential Volatility of Price; Low Trading Volume. The market price of the Common Stock, like that of many other development-stage public pharmaceutical or biotechnology companies, has been highly volatile and may continue to be in the future. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of preclinical and clinical testing, adverse reactions to products, governmental regulation and approvals, developments in patent or other proprietary rights, public or regulatory agency concerns as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock and the Company's other equity securities. Since August 6, 1998, the Company's common stock has been thinly traded on the American Stock Exchange. There can be no assurance that a more active trading market will develop in the future.

 Investors May Suffer Substantial Dilution. The Company has a number of agreements or obligations that may result in dilution to investors. These include:

 --warrants to purchase 2,162,162 shares of Common Stock at $2.54375 per share, subject to adjustment, issued in connection with the October 1997 Private Placement;

 --warrants for the purchase of 230,770 shares of Common Stock at $10.00 per share held by Elan;

 --warrants to purchase 66,668 shares of Common Stock at $2.54375 per share, subject to adjustment, held by the Aries Fund and the Aries Domestic Fund, L.P.;

 --conversion rights and dividend rights of preferred stock held by Elan, consisting of 80,100 shares of Series B Convertible Preferred Stock ($8.0 million original liquidation value) bearing an 8% cumulative payment in kind dividend and convertible at liquidation value into Common Stock at $7.50 per share, subject to adjustment, and 84,105 shares of Series C Exchangeable Convertible Preferred Stock ($8.4 million original liquidation value) bearing a 7% cumulative payment in kind dividend and which is exchangeable for part of the Company's interest in the second joint venture or convertible at liquidation value into Common Stock at $9.00 per share;

 --1,460,442 Common Stock options outstanding to participants in the Company's stock option plan with a weighted average exercise price of $3.18;

 --semiannual 5% payment in kind dividend ("PIK") obligations at the rate of approximately 865,000 shares of Common Stock per year payable to holders of approximately 8,648,718 shares of Common Stock annually, unless certain conditions are met; and

 --antidilution rights under the above warrants and Series B Convertible
   Preferred stock which can permit purchase of additional shares and/or at lower prices under certain circumstances.

 To the extent that the PIK dividends are paid, antidilution rights are triggered, or warrants or conversion rights are exercised, our stockholders will experience substantial dilution and the Company's stock price may decrease.

  Dividends. The Company has never paid cash dividends on its common stock and does not anticipate paying any such dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development of its business.

  Certain Interlocking Relationships; Potential Conflicts of Interest.
Lindsay A. Rosenwald, M.D., is the President and sole stockholder of Paramount Capital Asset Management, Inc. ("PCAM"), Paramount Capital, Inc. ("Paramount"), and Paramount Capital Investment LLC ("PCI"), a merchant banking and venture capital firm specializing in biotechnology companies. PCAM is the investment manager and general partner of The Aries Fund, a Cayman Island Trust, and the Aries Domestic Fund, L.P., respectively, each of which is a significant shareholder of the Company. In addition, certain officers, employees and/or associates of Paramount and/or its affiliates own securities in the Company's subsidiaries. In the regular course of its business, PCI identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between the Company and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, neither such affiliates nor PCI is obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, nor can there be any assurance, and the Company does not expect and purchasers of the securities offered hereby should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates or PCI in the future will be made available to the Company. In addition, certain of the current officers and directors of the Company or certain of any officers or directors of the company hereafter appointed may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with those of the Company.

 Concentration of Ownership and Control. The Company's directors, executive officers and principal stockholders and certain of their affiliates have the ability to influence the election of the Company's directors and most other stockholder actions. In particular, pursuant to the Placement Agency Agreement, so long as 50% of the Private Placement Shares remain outstanding and subject to contractual rights described in the subscription agreement between the Company and each signatory thereto (the "Subscription Agreements"), the Company may not do any of the following without the Placement Agent's prior approval: (i) issue or increase the authorized amount or alter the terms of any securities of the Company senior to, or on parity with, the Private Placement Shares with respect to voting, liquidation or dividends, (ii) alter the Company's charter documents in any manner that would adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Private Placement Shares or of certain contractual rights described in the Subscription Agreements, (iii) incur indebtedness in excess of $1.0 million, (iv) incorporate or acquire any subsidiaries, and (v) enter any transactions with affiliates of the Company. In addition, the Company's Board of Directors cannot exceed seven persons without the prior written consent of the Placement Agent. These arrangements may discourage or prevent any proposed takeover of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. Such stockholders may influence corporate actions, including influencing elections of directors and significant corporate events. See also, "--Certain Interlocking Relationships; Potential Conflicts of Interest."